UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

March 22, 2013

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)

(86-579) 8223-9700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 22, 2013, Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”), a wholly owned subsidiary of Kandi Technologies Group, Inc. (the “Kandi” or the “Company”) entered into the Joint Venture Agreement of Establishment of Zhejiang Kandi Electric Vehicles Co., Ltd. (the “JV Agreement”) with Shanghai Maple Guorun Automobile Co., Ltd., a 99% owned subsidiary of Geely Automobile Holdings Ltd. (the “Geely”) which is listed with Hong Kong Exchanges and Clearing Limited (the “HK Exchanges”).

Pursuant to the JV Agreement, the registered capital for Zhejiang Kandi Electric Vehicles Co., Ltd. (the “JVC”) is RMB1 billion (approximately $160 million) and each party will contribute 50% of the registered capital in cash and will each own 50% of the JVC. The total contribution shall be completed no later than two years from the establishment of the JVC. The parties agree to apply for a business license for the JVC within 30 days of the execution of the JV Agreement and the location of JVC will be in Hangzhou City, China. The business scope of JVC is to develop, manufacture and sell electric vehicles (the “EVs”) and to develop, purchase, manufacture and sell auto parts, and invest in other companies which engage in such businesses. Each party agrees to establish a new wholly owned subsidiary and will contribute its EVs assets and businesses to such subsidiary and the JVC will enter into transfer agreements with the parties to acquire and become the 100% shareholder of these subsidiaries. The parties agree that the JVC can use certain of their trademarks, patents and technologies free of charge and will enter into trademark and patent license agreements with the JVC after its establishment. The board of the JVC will consist of four members and each party will assign two members to the board. Mr. Li Shufu, the Chairman of Geely will be appointed as the first Chairman of the JVC for a term of three years and Mr. Hu Xiaoming, the Chairman and CEO of Kandi will be appointed as the first general manager and the legal representative of the JVC for a term of three years. The term of the JVC will be twenty years from the date of issuance of its business license and the parties may discuss the extension of the term at least two years prior to expiration. The JV Agreement contains customary representations and warranties and shareholders rights and responsibilities.

The foregoing is only a brief description of the material terms of the JV Agreement and does not purport to be complete. The JV Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2013

KANDI TECHNOLOGIES GROUP, INC.

By:	/s/ Hu Xiaoming
Name:	Hu Xiaoming
Title:	Chairman and CEO